EXHIBIT 10.1

2005 AMENDED AND RESTATED SECURED PROMISSORY NOTE

$982,243.40	Irvine, CA
June 30, 2005

WHEREAS, Wireless Billing Systems, a California corporation (“Wireless Billing;” “Maker”), executed that certain Secured Promissory Note dated May 26, 1999, in the principal amount of Two Million Two Hundred Thirty-Eight Thousand Two Hundred Forty-Two Dollars ($2,238,242.00) in favor of Corsair Communications, Inc. (“Corsair”) (the “Original Note”); and

WHEREAS, Wireless Billing executed that certain Note Agreement dated as of January 1, 2001 (the “Note Agreement”), and that certain Amended and Restated Secured Promissory Note on January 1, 2001, in the principal amount of One Million Six Hundred Ninety-Six Thousand Three Hundred Ninety-Four Dollars and Eighteen Cents ($1,696,394.18) in favor of Corsair (together, the “January 2001 Amended Note”); and

WHEREAS, Wireless Billing and Corsair executed a letter agreement dated December 20, 2001, revising the terms of the January 2001 Amended Note.  The January 2001 Amended Note, as amended by said letter agreement (the “December 2001 Amended Note”), amended and restated the Original Note; and

WHEREAS, Lightbridge, Inc. (“Holder”) succeeded to the assets and liabilities of Corsair by way of merger; and

WHEREAS, Maker executed that certain 2002 Amended and Restated Secured Promissory Note dated December 27, 2002, in the principal amount of One Million Seven Hundred Twenty-Two Thousand Four Hundred Seventeen Dollars ($1,722,417.00) in favor of Holder (the “2002 Amended Note”), which amended and restated the December 2001 Amended Note; and

WHEREAS, Maker executed that certain 2004 Amended and Restated Secured Promissory Note dated March 27, 2004, in the principal amount of One Million Five Hundred Nine Thousand Nine Hundred Nineteen Dollars ($1,509,919) in favor of Holder (the “2004 Amended Note”), which amended and restated the December 2002 Amended Note; and

WHEREAS, the balance of all outstanding principal and accrued but unpaid interest under the 2004 Amended Note on the date hereof is Nine Hundred Eighty Two Thousand Two  Hundred Forty Three Dollars and Forty Cents ($982,243.40) and the 2004 Amended Note matures on December 26, 2006; and

WHEREAS, Maker and Holder desire to amend and restate the 2004 Amended Note as provided herein;

NOW THEREFORE:

FOR VALUE RECEIVED, Maker hereby promises to pay to the order of Holder, at 30 Corporate Drive, Burlington, Massachusetts 01803, or at such other place as Holder may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of Nine Hundred Eighty Two Thousand Two  Hundred Forty Three Dollars and Forty Cents ($982,243.40), together with interest accrued on the unpaid principal amount hereof from the date hereof at the rate of eight percent (8%) per annum, compounded annually, payable as follows:

(i)                                     Six monthly installments of Six Thousand Five Hundred Forty Eight Dollars and Twenty Nine Cents ($6,548.29) each, commencing on July 1, 2005 and ending on December 1, 2005 (the “Initial Term”).

(ii)                                  Six monthly payments of Fifteen Thousand Dollars ($15,000.00) each, commencing on January 1, 2006 and ending on June 1, 2006.

(iii)                               Maker shall pay to Holder all outstanding principal and accrued but unpaid interest existing hereunder as of June 2, 2006, in forty one monthly installments of Twenty Five Thousand Dollars ($25,000.00) each, and one monthly payment of Twenty Three Thousand Two Hundred Ninety Three Dollars and Nine Cents ($23,293.09), each in the amount necessary to cause all outstanding principal and accrued and unpaid interest to be repaid in full as of January 1, 2010 (the “Maturity Date”), commencing on July 1, 2006, and ending on the Maturity Date.

Upon payment in full of the outstanding principal and all accrued but unpaid interest thereon, this 2005 Amended and Restated Secured Promissory Note (“2005 Amended Note”) shall be surrendered to Maker for cancellation.

Except as otherwise set forth herein, all payments on this 2005 Amended Note shall be applied first against accrued and unpaid interest and then against the outstanding principal.  Maker shall have the right to prepay all or any portion of the principal obligation hereunder without penalty at any time or from time to time.

Maker hereby waives presentment, demand for payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this 2005 Amended Note.  Maker hereby promises to pay on demand all reasonable legal fees and other costs and expenses paid or incurred by Holder in enforcing or collecting this 2005 Amended Note.

The occurrence of any of the following events is an “Event of Default” hereunder:

(a)          Maker fails to pay when due any payments under this 2005 Amended Note, which failure remains unremedied for five (5) business days following Maker’s receipt of written notice from Holder of any such non-payment(s).

(b)         Without the application or consent of Maker (i) a receiver, trustee, custodian or similar officer is appointed for Maker or for any substantial part of Maker’s property, or (ii) any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors under the laws of any jurisdiction is instituted (by petition, application, or otherwise) against Maker and such appointment or proceedings remains unstayed or undismissed for a period of ninety (90) days.

(c)          In a transaction or a series of related transactions, (i) the sale of all or substantially all of the assets of Maker, or (ii) any merger, consolidation, reorganization or recapitalization of Maker; provided, however, that such a merger, consolidation, reorganization or recapitalization of Maker (A) whereby Primal Solutions, Inc. (“Primal”), a Delaware corporation, continues to own  66 2/3%  or more of the voting power in the surviving company following such transaction or transactions and the tangible net worth (as determined in accordance with generally accepted accounting principles consistently applied) of Maker following such transaction or transactions is not less than the tangible net worth of Maker immediately prior to such transaction or transactions, or (B) with and into Primal shall not be deemed to be an Event of Default.

(d)         Any sale of the then outstanding common stock of Maker that results in Primal holding less than a 66 2/3% equity or voting interest in Maker.

(e)          Maker (i) admits in writing Maker’s inability to pay Maker’s debts when due, (ii) makes an assignment for the benefit of creditors, (iii) applies for or consents to the appointment of any receiver, trustee, custodian or similar officer for Maker or for any substantial part of Maker’s property, or (iv) institutes (by petition, application, or otherwise) or consents to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings from relief under any bankruptcy law or any law for the relief of debtors under the laws of any jurisdiction against Maker.

Upon the occurrence of any Event of Default, all obligations hereunder shall become immediately due and payable.

In case any Event of Default shall have occurred, Holder may proceed to protect and enforce its rights hereunder by suit in equity, action at law or any other appropriate proceeding.

Neither any course of dealing by Holder nor any failure or delay by Holder to exercise any right, power or privilege hereunder shall operate as a waiver hereunder, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder.  No covenant, obligation or other provision hereof may be waived by Holder and no consent contemplated hereby may be given by Holder other than in a writing signed by Holder explicitly waiving such covenant, obligation or provision or giving such consent.  If at any time any applicable usury law would ever render usurious any amounts called for hereunder, then it is Holder’s and Maker’s express intention that Maker shall not be required to pay interest on this 2005 Amended Note at a rate in excess of the maximum lawful rate, that the provisions of this paragraph shall control over all other provisions of this 2005 Amended Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited on the principal balance of this 2005 Amended Note (or, if this 2005 Amended Note has been fully paid, refunded by Holder to Maker), and the provisions hereof shall be immediately reformed and the amounts thereafter collectible under this 2005 Amended Note reduced, without the necessity of the execution of any further documents, so as to comply with the then-applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.  Any such crediting or refund shall not cure or waive any default by Maker under this 2005 Amended Note. If at any time following any reduction in the interest rate payable by Maker there remains unpaid any principal amount under this 2005Amended Note and the maximum interest rate allowed by applicable law is increased or eliminated, then the interest rate payable under this 2005 Amended Note shall be readjusted, to the extent not prohibited by applicable law, so that the total dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by Maker without giving effect to the reduction in interest resulting from compliance with applicable usury laws.

This 2005 Amended Note amends and restates (and does not constitute an extinguishment or novation of) the Original Note, the December 2001 Amended Note, the 2002 Amended Note, and the 2004 Amended Note, copies of which are attached hereto as Exhibits A, B, C, and D respectively, and each of which is hereby acknowledged by Maker as a true, correct, and complete copy of the original. This 2005 Amended Note amends and restates the Original Note, the December 2001 Amended Note, the 2002 Amended Note and the 2004 Amended Note, and does not evidence or effect a refinancing of all or any portion of the indebtedness evidenced thereby, a release or relinquishment of the priority of the security interest of Holder in any assets (real and personal) of Maker, including without limitation pursuant to the Security Agreement (as hereinafter defined).

This 2005 Amended Note may not be changed, modified, amended or terminated except in a writing signed by Maker and Holder.  The covenants and agreements contained in this 2005 Amended Note shall bind Maker, and the rights hereunder shall inure to the benefit of the respective successors and assigns of Holder.  This 2005 Amended Note shall not be transferred or assigned to any third party, except:

(1)  By Holder upon the prior written consent of Maker, which consent shall not be unreasonably withheld;

(2)  By Holder pursuant to (i) the sale of more than 33 1/3% of the then outstanding common stock of Holder, (ii) the sale of all or substantially all of the assets of Holder, or (iii) any merger, consolidation, reorganization or recapitalization of Holder, exclusive of any merger, consolidation, reorganization or recapitalization whereby stockholders prior to such transactions continue to own more than 66 2/3% of the voting power in the surviving company following such transactions; and

(3)  By Holder to any of its affiliates;

Provided, however, in no event shall Holder transfer or assign this 2005 Amended Note to any person or entity engaging in any business which is or may be competitive with the business of Maker or any of its affiliates.  For the purposes hereof, the “business of Maker or any its affiliates” shall mean (i) the development, licensing, rental, marketing or selling of software that performs mediation, rating or billing functions for communication service providers, and (ii) upon Maker’s written notice to Holder, such other business(es) as Maker or any of its affiliates may engage in from time to time.  In the event that Holder transfers or assigns this 2005 Amended Note pursuant to paragraphs (2) or (3) above, Holder shall provide Maker with prompt written notice of such transfer or assignment.

This 2005 Amended Note shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of California.

The indebtedness evidenced by this 2005 Amended Note is secured by and pursuant to that certain Security Agreement, dated as of May 26, 1999, between Wireless Billing and Corsair (the “Security Agreement”).

[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned have executed this 2005 Amended Note as an instrument under seal as of the date first set forth above.

“MAKER:”

WIRELESS BILLING SYSTEMS

By:	/s/ William C. Bousema
William C. Bousema, Senior Vice President &
Chief Financial Officer

“HOLDER:”

LIGHTBRIDGE, INC.

By:	/s/ Timothy O’Brien
Timothy O’Brien
Chief Financial Officer